Exhibit 23.1
Consent of Independent Auditor
The Board of Directors
Hong Kong Fly International Health Care Limited:
We consent to the incorporation by reference in Registration Statement Nos. 333-143789, 333-140078 on Form S-3 of Beijing Med-Pharm Corporation, Registration Statement Nos. 333-121957 and 333-130447 on Form S-1 of Beijing Med-Pharm Corporation, and Registration Statement Nos. 333-143740 and 333-134572 on Form S-8 of Beijing Med-Pharm Corporation of our report dated January 16, 2008, with respect to the consolidated balance sheets of Hong Kong Fly International Health Care Limited and subsidiary (the “Company”) as of September 30, 2007 and December 31, 2006, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the nine-month period ended September 30, 2007 and for the year ended December 31, 2006, which report appears in the Form 8-K/A of Beijing Med-Pharm Corporation dated January 16, 2008. Our report contains an explanatory paragraph that states (i) on October 31, 2007, Beijing Med-Pharm Corporation acquired 49% of the equity interest in the Company and on September 28, 2007 entered into an agreement to acquire the remaining 51% of the equity interest in the Company, subject to certain customary closing conditions and (ii) the financial statements of the Company do not reflect any adjustments to the assets and liabilities that might subsequently be necessary as a result of these transactions.
/s/ KPMG Huazhen
Beijing, the People’s Republic of China
January 16, 2008